EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A of our report dated January 8, 2021 with respect to our audit on the financial statements of StartEngine Collectibles Funds 1, LLC, as of and for the period ended October 14, 2020, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

January 20, 2021